Bioheart Raises $4 million to Advance Clinical Trials

January 24, 2011 - Sunrise, Florida - Bioheart, Inc. (BHRT.ob) announced today that it has entered into an agreement with Anc Bio Holdings, Inc., a South Korean biomedical company, and one of its U.S. agents for a $4 million equity investment.  Bioheart has designated proceeds from the investment to advance the current clinical evaluation of its cell therapies for treating heart failure and related cardiac diseases.

Alex Choi, Chairman and CEO of AnC Bio Holdings, Inc. stated “We are very excited to invest in Bioheart to help advance their late stage clinical trials. This is a perfect collaboration that can help to support Bioheart’s promising treatment for millions of heart failure patients in the world.”  Mr Ariel Quiros, President of AnCBio Holdings USA added, “We think that there is an excellent opportunity to revolutionize the care of heart failure patients worldwide.”

Mike Tomas, Bioheart’s President and CEO added, “Bioheart’s Trials include the phase II/III MARVEL study for MyoCell and the REGEN Phase I Dose Escalation Study for the 2nd generation product MyoCell SDF-1. Bioheart is pleased to secure the funds necessary to continue our clinical trials as we are committed to bringing to market a viable cell based alternative to today’s current therapies.”

In addition, an advisory board consisting of prominent doctors and scientists in the US is helping to develop a third study for class IV advanced heart failure patients called the LVAD + Cell Bridge to Recovery Phase I/II study.  Bioheart is in current discussions with potential strategic partners in the LVAD industry.

Details of this announced transaction can be found in the company's Current Report on Form 8-K filed with the SEC.

About Bioheart, Inc:

Bioheart, Inc. founded in 1999 seeks to be the “go to technology partner for heart failure specialists and their patients”.  The company’s flagship product MyoCell is an adult muscle stem cell composition, also known as immature myoblasts, derived and processed from patient’s own thigh muscle. These cells are delivered to a patient’s heart via the MyoCath needle tipped catheter or a similar device which is inserted through the patient’s groin and is directed to the inside of the heart where the injections are made. MyoCell has been in clinical trials for treating advanced heart failure patients since early 2001. A 2nd generation composition MyoCell SDF-1 received FDA approval for clinical trials. This composition is made up of genetically modified cells that over express the stromal derived factor 1 protein that has been shown to improve blood vessel formation and muscle development. Bioheart, Inc. has also initiated clinical evaluation of methods of treating heart ischemia, acute myocardial infarctions and lower limb ischemia utilizing adipose (fat) derived cells.  Bioheart is focused on heart failure and has a building pipeline of product developments to assist care providers in treating and caring for these patients.

About AncBio Holdings, Inc:

AnC Bio Holdings Inc, is a publicly listed company on the Korea Stock Exchange (KS039670) and was founded in 1999.  It is the parent company of AnC Bio Inc. which owns a state of the art, world class, cGMP cell culturing facility for stem cell therapy medicine, cell culture based vaccines, and also owns patented artificial organ technologies.  AnC Bio Holdings also owns and operates businesses together with Korean government corporations.

Forward-Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may," "will," "to," "plan," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our ability to obtain additional financing; (ii) our ability to control and reduce our expenses; (iii) our ability to establish a distribution network for and commence distribution of certain products for which we have acquired distribution rights; (iv) our ability to timely and successfully complete our clinical trials; (v) the occurrence of any unacceptable side effects during or after preclinical and clinical testing of our product candidates; (vi) the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; (vii) our dependence on the success of our lead product candidate; (viii) our inability to predict the extent of our future losses or if or when we will become profitable; (ix) our ability to protect our intellectual property rights; and (x) intense competition. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including the section entitled "Risk Factors" in its Annual Report on Form 10-K for the year ended December 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Contact:

Bioheart, Inc.

Catherine Sulawske Guck, Chief Operating Officer

954 835 1500, email csguck@bioheartinc.com